WorldWideWeb Institute.com
                            6245 N.W. 9th Avenue #201
                         Fort Lauderdale, Florida 33309

                                                                   19 April 2000

From:    Alan R. Pavsner, Executive VP & COO
To:      Smiley J. Sansoni, President & CEO
         Ernest D. Chu, CFO


Subject: REQUEST TO RENEGOTIATE TERMS OF EMPLOYMENT Ref (a): Employment Agreement dated 3 March 2000

Dear Gentlemen,

         Under routine circumstances I would not entertain the notion of reopening negotiations on an agreement whose terms I have accepted. I understand that you are under no obligation to entertain such negotiations. That having been said:

1. I believe very strongly that conditions of my employment as both Executive VP and Chief Operating Officer of our company, present other than routine circumstances. In fact, had I completely understood the depth, scope and complexity of those circumstances which I have now become steeped in, I would have likely decided against accepting your offer of employment under the current terms of agreement. I had relied on my perusal of available SEC filings, material available on the corporate website, and representations of management and knowledgeable investors. For a number of reasons which need not be discussed in this forum, I underestimated the tasks at hand as well as the salary structure, and therefore sold my services short.

2. In the past month, as you both are aware, I have cut a bloated payroll at our Florida headquarters by approximately $1.4 million per year, while quantifiably increasing both productivity and sales. Simultaneously, I have taken aggressive measures to reorganize and restructure the management team into the beginnings of an effective and re-energized group who have demonstrated a rediscovered ability and desire to follow through on tasks & goals. Additionally, I am instituting measures that will ensure further efficiencies, while buffering us from potential liabilities in the areas of human resources, customer service and payroll. I trust that you recognize that Company morale, an intangible, but critical ingredient to our long term success, has palpably improved.

3. I don't believe that it is an overstatement to say that these are far from the conditions which greeted me upon my arrival. We are on the right track, but have a number of turbulent issues ahead that must be proactively addressed in order exploit these improvements, as well as a host of persistent issues which I have inherited.

4. I would ask that given the information outlined above, as well as many other significant issues which we have personally discussed on numerous occasions, that you approve effective immediately, an increase in my base salary from $108K annually, to $150K annually.


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Additionally,  I request  that the annual  bonus  paragraph  3.(b) be amended to reflect a minimum guaranteed bonus in January 2001 in the amount of $45,000 the maximum being 50% of annual base salary.

I respectfully request that due consideration be given to the increases in compensation detailed in paragraphs 4 & 5 above, and your decision be evidenced by your signatures below, and that a copy of this letter be appended to my current employment agreement.

Most Sincerely,

LtCol A. R. Pavsner USMC (Retired)
Exec VP / COO



APPROVED / DISAPPROVED (circle one and initial)     APPROVED / DISAPPROVED (circle one and initial)
 /s/ Smiley J. Sansoni            4/24/00            /s/ Ernest D. Chu                 4/20/00
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Smiley J. Sansoni, Pres/CEO        Date                 Ernest D. Chu, CFO               Date

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